Exhibit 15.2

MESOBLAST LIMITED

SHARE TRADING POLICY

SHARE TRADING POLICY

1.OBJECTIVES AND PURPOSES

1.1Objectives
Mesoblast Limited (“the Company”) is listed on the Australian Stock Exchange (“ASX”). Trading of the Company’s shares is governed by, amongst other things, the Corporations Act 2001 (“Corporations Act”) and the ASX Listing Rules.

The provisions regulating the trading of shares on the ASX are intended to ensure that the stock market is kept fully informed of relevant information for all listed companies in order that all investors are able to make informed investment decisions when acquiring or disposing of shares.

The provisions also provide that people in possession of "inside information" must not use the information to trade in the relevant shares or to communicate that information to others.

It is therefore important that director and employee shareholders exercise due care in the timing of any dealings in the Company’s shares, and ensure that at all times they comply with the law in connection with trading in the Company shares.

This Policy also allows the Company to monitor dealings in Company securities and Associated Products, by Directors and senior executives.

1.2Purposes
This document sets out the Company policy on dealings in the Company’s shares by the directors and employees. The purpose of this policy is:
(a)to assist directors and employees avoid conduct known as "insider trading";
(b)to help ensure that directors and employees of the Company and its subsidiaries adhere to high ethical and legal standards in relation to their dealings in Company securities and Associated Products;
(c)to enable the Company to comply with its obligations under securities legislation and ASX Listing Rules;
(d)to protect the reputation of the Company.

1.INSIDER TRADING

2.1What is “Insider Trading”?
The Corporations Act contains three distinct, but related, offences of insider trading.

Prohibited Conduct:

It is an offence if a person in possession of “inside information” performs any of the following actions:
(a)trades in the relevant Company securities;
(b)“procures” another person to trade in the relevant Company securities; or
(c)communicates (either directly or indirectly) the inside information to another person if the person knows, or ought reasonably to know, that the other person would be likely to trade in the shares or procure someone else to trade.

Importantly, the definition of "procure" can include a director or employee who acquires Company securities through a trust or company while in possession of "inside information" may contravene these insider trading provisions and this Policy.

2.2What is “Inside Information”?
Inside information is regarded as being information:
(a)that a person possesses which is not generally available and which the person knows or reasonably ought to know is not generally available; and
(b)if generally available, a reasonable person would expect that the information might have a material effect on the price or value of the shares.
Inside information could relate to actions of the Company or external parties.

Internal actions of the Company include (but are not limited to):
•proposed mergers, acquisitions, sales or reconstructions;
•significant disputes or litigation;
•liquidity and cash flow information;
•potential changes in the asset values or valuations;
•profit and yield forecasts;
•proposed buy back of the Company's shares;
•proposed capital raisings/share issues;
•proposed dividend announcements;
•recruitment or resignation of key personnel (including members of the Board);
•anticipated or actual results from preclinical or clinical trials;
•registration of the Company’s product by a government agency authorising sale of the Company’s products to commence;
•significant agreements with other companies.

Actions by external parties include:
•proposed substantial acquisitions or disposals of the Company's shares;
•changes to the competitive environment in which the Company operates;
•takeovers.
The prohibitions do not simply relate to shares, but relate to all other forms of securities, including options, debentures, and units. The prohibitions apply directly to employees of the Company.

2.1Penalties
Criminal penalties for breaches of the prohibitions on insider trading are severe and include substantial fines or imprisonment for up to five years. Civil liability also attaches to breaches of the relevant provisions.

1.MESOBLAST POLICY ON DEALING IN SECURITIES – MESOBLAST PERSONNEL
3.1Mesoblast Personnel
This Policy applies to Mesoblast Personnel which include each director, company secretary, officer and employee of the Mesoblast Group of Companies (Mesoblast Limited and each of its subsidiaries) and each contractor and consultant to the Mesoblast Group.

3.2General Rules
(a)Mesoblast Personnel who possess "inside information" must not deal or procure dealing in Company securities.
(b)Mesoblast Personnel must avoid, and be seen to avoid, actual or potential conflict between their personal interest and the interests of the Company and other shareholders.
(c)Mesoblast Personnel must not derive for themselves or another person advantage from information which is not generally available and which has been obtained by reason of their connection with the Company.
(d)Mesoblast Personnel must ensure that any trading in Company securities does not adversely impact on their ability to perform their duties.
(e)Mesoblast Personnel will not be given clearance to deal in securities of the Company under this policy where price sensitive, non-public information exists in relation to a matter, even though they may not be aware of it.

3.3Derivatives
Mesoblast Personnel must not trade in the Company’s derivatives.

3.4Appropriate time for trading
The only appropriate time for Mesoblast Personnel to deal in the securities of the Company is when there is no price sensitive information which has not been made public, whether or not the Designated Person is aware of that information.

3.5Black Out Periods
In addition to clause 3.4 above, there are certain times during which Mesoblast Personnel are not permitted to deal in the securities of the Company due to the proximity of those periods to the release of financial results, and where there may be heightened risk of actual or perceived insider trading. Those periods of prohibited trading are as follows:
(a)1 week prior to the last business day in July until the announcement of the Company’s preliminary annual report (ASX form: Appendix 4E) plus 1 calendar day;
(b)1 week prior to the last business day in January until the announcement of the Company’s “half year report” (ASX form: Appendix 4D) plus 1 calendar day;
(c)1 week prior to the last business day in April until the announcement of the Company’s Q3 financials plus 1 calendar day;
(d)1 week prior to the last business day in October until the announcement of the Company’s Q1 financials plus 1 calendar day;

(e)during other periods as advised by the Board (via the Company Secretary or Chairman), from time to time, for example, when the Company is embarking on a significant transaction or a significant development that has not yet been announced to the market.

3.6Exceptions to General Rule
This policy does not apply in the following circumstances
(a)dealing in a managed securities portfolio where the Mesoblast Personnel is not in a position to influence a choice of the portfolio;
(b)dealing under a dividend reinvestment plan where the Mesoblast Personnel has given a standing instruction to reinvest dividends;
(c)conversion of options to shares on exercise of options granted under the Mesoblast Employee Share Option Plan (however any trading in shares required to fund the exercise of options is NOT an exception and is covered by this policy).

3.7Confidentiality Agreements with External Advisers
It is possible that, as a result of acting for or advising the Company, external advisers to the Company may have access to price sensitive information affecting the securities of the Company.

Whilst these external advisers are not covered by this policy, it is the Company’s policy to require such external advisers to enter into confidentiality agreements covering such price sensitive information.

1.MESOBLAST POLICY ON DEALING IN SECURITIES FOR DESIGNATED PERSONS
Certain Designated Persons may, from time to time, be subject to additional obligations.

4.1Designated Persons
The following are deemed to be Designated Persons:
(a)directors and company secretary;
(b)direct reports to the chief executive officer;
(c)any other person who is notified that they are subject to this policy by the chief executive officer, Chairman, or the company secretary; and
(d)in relation to any person in (a) to (c) above, any of the following “Connected Persons”:
(i)their spouse;
(ii)any of their children (including step-children) less than 18 years old;
(iii)their nominee, including an investment manager managing funds on their behalf (subject to paragraph 3.5 below);
(iv)a trust of which they, any member of their family, or any family controlled company, are the trustee or beneficiary;
(v)a person in partnership with them or any of their Connected Persons mentioned above (acting in his or her capacity as such); and
(vi)a company which they or their family control.

These persons in paragraphs (a) to (d) are referred to in this policy as “Designated Persons” and must comply with the Policy as outlined in clause 3.

4.2Directors Notification of Dealings

Each of the directors is required to notify the company secretary within two business days after any change in their interests in securities of the Company, or the interests of any of their Connected Persons listed above.

This enables the Company to notify the ASX of the change in the director's or Connected Person's interests, which must occur within 5 business days of the change.

All other Designated Persons are required to notify the company secretary of any dealing in securities of the Company within five business days of effecting such a dealing.

1.COMPLIANCE WITH SHARE TRADING POLICY
Directors and employees should be aware that they might be charged with criminal offences under the rules and regulations associated with the prevention of insider trading. Accordingly, it is the responsibility of each director and employee to ensure that they abide by the law.

Failure to comply with this policy by any member of Mesoblast Personnel is considered grounds for termination of employment.

1.ACCESS TO THE POLICY
This policy will be available for viewing by any person on the Company’s website or a copy will be sent upon request.

1.ADOPTION BY THE BOARD
This policy was initially adopted by the Mesoblast Board of Directors on 28 August 2013.